EXHIBIT 99.3

Consent of Morgan Stanley & Co. LLC

We hereby consent to the use in the Registration Statement of Iberdrola USA, Inc. (“Iberdrola USA”) on Form S-4 (the “Registration Statement”) and in the Proxy Statement/Prospectus of Iberdrola USA and UIL Holdings Corporation (“UIL”), which is part of the Registration Statement, of our opinion dated February 25, 2015, to the Board of Directors of UIL, appearing as Annex C to such Proxy Statement/Prospectus, and to the description of such opinion and to the references to our name contained therein under the headings “Summary—Opinion of UIL’s Financial Advisor,” “Risk Factors—Risks Relating to the Proposed Merger,” “The Merger—Background of the Merger,” “The Merger—UIL’s Reasons for the Merger,” “The Merger—Certain Unaudited Financial Forecasts Prepared by the Management of UIL,” “The Merger—Opinion of UIL’s Financial Advisor,” “The Merger—Litigation Relating to the Merger,” and “The Merger Agreement—Representations and Warranties.” In giving the foregoing consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations promulgated thereunder, nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act or the rules and regulations promulgated thereunder.

MORGAN STANLEY & CO. LLC

By:	/s/ R. Todd Giardinelli
R. Todd Giardinelli Managing Director

New York, New York

November 10, 2015